Exhibit 99.1

INmune Bio, Inc. to Present Preclinical Data at the 2023 AACR Annual Meeting Showing Improved Outcomes in High-Risk Breast Cancer by Targeting MUC4 Expression with INB03

Two presentations show targeting high-risk MUC4 expressing HER2+ and Triple Negative Breast Cancer with INB03 reverses resistance mechanisms to immunotherapy

“Emerging Targeted Therapies for HER2-Positive Breast Cancer” has been published in Cancers as part of a special issue on Targeted Therapeutic Options and Future Perspectives for HER2 Positive Breast Cancer

Boca Raton, April 11, 2023 (GLOBE NEWSWIRE) --   INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is presenting data on the use of INB03, a dominant-negative TNF inhibitor of soluble TNF (sTNF) in the treatment of high-risk MUC4 expressing HER2+ and triple negative breast cancer.  Roxana Schillaci Ph.D. of Instituto de Biología y Medicina Experimental in Buenos Aries, Argentina, will present data at the American Association of Cancer Research Annual Meeting 2023 in Orlando Florida and has published a paper in Cancers as part of the Special Issue: Targeted Therapeutic Options and Future Perspectives for HER2-Positive Breast Cancer.

MUC4, an easily measured glycoprotein on the cell surface of approximately one third of women with HER2+ or TNBC, predicts poor survival and treatment resistant disease with increased metastatic potential.  Several resistance mechanisms are active in MUC4-expressing tumors including resistance to trastuzumab-based antibody drug conjugates such as trastuzumab-deruxtecan (Enhertu™).  Neutralizing soluble TNF with INB03, a dominant negative inhibitor of sTNF, decreases MUC4 expression, improves function of trastuzumab based immunotherapies, increases anti-tumor macrophage function, increases tumor infiltrating lymphocyte populations, and decreases the metastatic potential of these high-risk tumors.  These changes should improve the response to immunotherapy.

“We understand how MUC4 causes resistance to HER2-targeted therapies and have developed a strategy to overcome this resistance,” said Roxana Schillaci Ph.D., lead scientist on the program from the Instituto de Biología y Medicina Experimental in Buenos Aires, Argentina.  “We believe reversing expression in MUC4 in TNBC may provide therapeutic benefits. Reversing drug therapy resistance mechanisms by targeting soluble TNF alpha with INB03 may be a more efficient and safer way to improve response to therapy in women with relapsing breast cancer.”

“Despite recent innovations in the treatment of HER2+ and triple-negative breast cancer, an unacceptably high number of women have resistant disease,” said RJ Tesi M.D., CEO of INmune Bio. “MUC4 expression can be determined before treatment is initiated.  Modifying the treatment to account for this new resistance mechanism may make is difference in the care of these woman.”

Session title: Immune Response to Therapy

Poster Title: Soluble TNFα blockade enhances trastuzumab deruxtecan antitumor effect in HER2-positive breast cancer

Session Date/Time: Monday April 17, 2023 / 9.00 am to 12.30pm
Poster Board Number/Abstract Presentation Number:  20 / 2273
Location/Poster Board Number: Section 43 / 20

Session title: Metastasis Promoting and Suppressing Genes

Poster Title: New Therapeutic approach for triple negative breast cancer: TNF blockade and MUC4 expression as a prognostic biomarker

Session Date/Time: Monday April 17, 2023 / 9.00 am to 12.30pm

Poster Board Number/Abstract Presentation Number:  29/1306
Location/Poster Board Number: Section 4/29

A PDF version of the article in the special edition of Cancers is available here.

About INB03

INB03 is a DN-TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans membrane TNF (tmTNF) or TNF receptors.  Compared to currently available non-selective TNF inhibitors, INB03 preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages.  INB03 has completed an open label dose-escalation Phase I trial in patients with advanced cancer.  In that trial, INB03 was found to be safe and well tolerated - no dose limiting toxicity was found.  INB03 decreased blood biomarkers of inflammation in patients with advanced cancer.  INMB is planning a Phase II trial that uses IN03 as part of combination therapy.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823